FOR IMMEDIATE RELEASE
Contact:    Christin O'Donnell (investors) – 336-436-5076
    Investor@Labcorp.com

    Kimbrel Arculeo (media) – 336-436-8263
    Media@Labcorp.com

Labcorp Announces 2023 Fourth Quarter and Full Year Results
Company Provides 2024 Guidance

•Results from Continuing Operations for the fourth quarter and full year versus last year:
◦Revenue: Q4 of $3.03 billion vs $2.93 billion; Full year of $12.16 billion vs $11.86 billion
◦Diluted EPS: Q4 of $(1.95) vs $0.42 ; Full year of $4.33 vs $10.94
◦Adjusted EPS: Q4 of $3.30 vs $3.05 ; Full year of $13.56 vs $16.66
◦Free Cash Flow: Q4 of $414.2 million vs $508.1 million; Full year of $748.7 million vs $1.34 billion
•Announced six new laboratory partnerships and launched new innovative tests in our focused specialty areas across the business in 2023
•Full Year 2024 Guidance: Adjusted EPS of $14.30 to $15.40 and Free Cash Flow of $1.00 billion to $1.15 billion

BURLINGTON, N.C., Feb. 15, 2024 – Labcorp (NYSE: LH), a global leader of innovative and comprehensive laboratory services, today announced results for the fourth quarter and year ending Dec. 31, 2023, and full year 2024 guidance.

“We made significant progress on our strategy in 2023 and delivered strong results,” said Adam Schechter, chairman and CEO. “Our teams developed and brought important diagnostic testing advancements to market and supported our biopharma clients as they advanced their new drug pipelines and treatments. With the successful integration of several hospital partnerships including Ascension, and the spin of Fortrea, we enter 2024 with a strong foundation and momentum. We remain focused on advancing science, technology and innovation to fuel our growth and fulfill our mission to improve health and improve lives.”

In the fourth quarter and throughout the year, Labcorp executed on its enterprise strategy. The company closed its previously announced transaction with Legacy Health to acquire select assets of Legacy’s outreach laboratory business. Labcorp now manages Legacy’s inpatient hospital laboratories, serving patients throughout Oregon and Southwest Washington state.

In November, Ovia Health by Labcorp announced that it will offer a first-of-its-kind Fertility and Family Building Benefit, allowing employers and health plans to offer customizable solutions to employees and health plan members to support their family-building needs. Additionally, the company also became the first lab to launch a new, FDA-cleared blood test for risk assessment and clinical management of severe preeclampsia.

Last month, the company announced a strategic collaboration with Hawthorne Effect, Inc. to create new service offerings that support decentralized clinical trials and aim to improve the patient experience, accessibility, and efficiency.

On January 12, 2024, the company announced a quarterly cash dividend of $0.72 per share of common stock, payable on March 13, 2024, to stockholders of record at the close of business on February 27, 2024.

Consolidated Results

Fourth Quarter Results

Revenue for the quarter was $3.03 billion, an increase of 3.5% from $2.93 billion in the fourth quarter of 2022. The increase was due to organic revenue of 1.5%, acquisitions, net of divestitures of 1.4%, and foreign currency translation of 0.7%. The 1.5% increase in organic revenue was driven by a 5.0% increase in the company's organic Base Business, partially offset by a (3.5%) decrease in COVID-19 PCR and antibody testing (COVID-19 Testing). Compared to the Base Business last year, Base Business revenue grew 7.4%. Base Business includes Labcorp's operations except for COVID-19 Testing.

Operating loss for the quarter was ($122.8) million, or (4.0)% of revenue, compared to operating income of $28.5 million, or 1.0%, in the fourth quarter of 2022. The company recorded impairment charges, amortization, restructuring charges, and special items, which together totaled $517.6 million in the quarter, compared to $384.0 million during the same period in 2022. Included in these numbers are goodwill and other asset impairment charges of $333.8 million compared to $260.5 million in the fourth quarter 2022, which are primarily related to the Early Development business. Adjusted operating income (excluding impairment charges, amortization, restructuring charges, and special items) for the quarter was $394.9 million, or 13.0% of revenue, compared to $412.6 million, or 14.1%, in the fourth quarter of 2022. The decrease in adjusted operating income was due to a reduction in COVID-19 Testing.

Net losses from continuing operations for the quarter were $(166.8) million compared to net earnings of $37.1 million in the fourth quarter of 2022. Diluted EPS from continuing operations were $(1.95) in the quarter compared to $0.42 during the same period in 2022. Adjusted EPS (excluding impairment charges, amortization, restructuring charges, and special items) were $3.30 in the quarter compared to $3.05 in the fourth quarter of 2022.

Operating cash flow from continuing operations for the quarter was $579.6 million compared to $607.2 million in the fourth quarter of 2022. The decrease in operating cash flow was due to lower COVID-19 Testing. Capital expenditures totaled $165.4 million compared to $99.1 million a year ago. The increase in capital expenditures was primarily timing related. As a result, free cash flow from continuing operations (operating cash flow less capital expenditures) was $414.2 million compared to $508.1 million in the fourth quarter of 2022.

At the end of the quarter, the company’s cash balance and total debt were $0.54 billion and $5.05 billion, respectively. During the quarter, the company invested $154.8 million on acquisitions, paid out $61.1 million in dividends, and settled its accelerated share repurchase program, receiving approximately 1.1 million additional shares. At the end of the quarter, the company had $530.4 million of share repurchase authorization remaining.

Full Year Results

Revenue was $12.16 billion, an increase of 2.5% from $11.86 billion in 2022. The increase was due to acquisitions, net of divestitures of 1.7%, organic revenue of 0.6%, and favorable foreign currency translation of 0.2%. The 0.6% increase in organic revenue was due to an 8.7% increase in the Company's organic Base Business, partially offset by an (8.1%) decrease in COVID-19 Testing.

Operating income was $725.6 million, or 6.0% of revenue, compared to $1,436.5 million, or 12.1%, in 2022. The company recorded impairment charges, amortization, restructuring charges, and special items, which together totaled $989.3 million compared to $736.0 million during 2022. Adjusted operating income (excluding impairment charges, amortization, restructuring charges, and special items) was $1.71 billion, or 14.1% of revenue, compared to $2.17 billion, or 18.3%, in 2022. The decrease in adjusted operating income was due to lower COVID-19 Testing.

Net earnings from continuing operations were $380.4 million compared to $1,003.5 million in 2022. Diluted EPS were $4.33 compared to $10.94 in 2022. Adjusted EPS (excluding impairment charges, amortization, restructuring charges, and special items) were $13.56 compared to $16.66 in 2022.

Operating cash flow from continuing operations was $1.20 billion compared to $1.76 billion in 2022. The decrease in operating cash flow was primarily due to lower COVID-19 Testing and items related to the Fortrea spin-off. Capital expenditures totaled $453.6 million compared to $429.3 million in 2022. As a result, free cash flow from continuing operations (operating cash flow less capital expenditures) was $748.7 million compared to $1,335.5 million in 2022.

During the year the company repurchased $1.00 billion of stock representing approximately 4.8 million shares and invested $0.67 billion on acquisitions.

Fourth Quarter Segment Results

The following segment results exclude impairment charges, amortization, restructuring charges, special items, and unallocated corporate expenses.

Diagnostics Laboratories
Revenue for the quarter was $2.35 billion, an increase of 2.6% from $2.29 billion in the fourth quarter of 2022. The increase was primarily due to acquisitions of 1.8% and organic revenue of 0.8%. The 0.8% increase in organic revenue was due to a 5.3% increase in the Base Business, partially offset by a (4.5%) decrease in COVID-19 Testing. Total Base Business growth compared to the Base Business in the prior year was 7.6%.

Total volume (measured by requisitions) increased by 2.4% as organic volume increased by 0.3% and acquisition volume contributed 2.1%. Organic volume was impacted by a (2.6%) decrease in COVID-19 Testing, partially offset by a 3.0% increase in Base Business. Price/mix increased by 0.2% due to organic base business growth of 2.4%, partially offset by COVID-19 Testing of (1.9%), and acquisitions of (0.3%). Base Business volume increased 5.2% compared to the Base Business last year. Price/mix was up 2.4% in the Base Business compared to the Base Business last year.

Adjusted operating income for the quarter was $353.7 million, or 15.1% of revenue, compared to $387.0 million, or 16.9%, in the fourth quarter of 2022. The decrease in adjusted operating income was due to a reduction in COVID-19 Testing. The benefit of higher organic demand, acquisitions, and launchpad savings was partially offset by higher personnel costs. The decrease in adjusted operating income margin was due to the reduction in COVID-19 Testing and the mix impact from recently closed hospital partnerships.

Biopharma Laboratory Services
Revenue for the quarter was $694.8 million, an increase of 7.1% from $648.8 million in the fourth quarter of 2022. The increase was primarily due to organic revenue of 4.0%, and foreign currency translation of 3.1%.

Adjusted operating income for the quarter was $109.0 million, or 15.7% of revenue, compared to $95.2 million, or 14.7%, in the fourth quarter of 2022. Adjusted operating income and margin increased due to organic growth and LaunchPad savings, partially offset by higher personnel and stranded costs.

Net orders and net book-to-bill during the trailing twelve months were $2.89 billion and 1.04, respectively. Backlog at the end of the quarter was $8.25 billion, an increase of 4.9% compared to last year. The company expects approximately $2.47 billion of its backlog to convert into revenue in the next twelve months.

2024 Guidance

The following guidance assumes foreign exchange rates effective as of Dec. 31, 2023, for the full year. Enterprise level guidance includes the estimated impact from currently anticipated capital allocation, including acquisitions, share repurchases and dividends.

(Dollars in billions, except per share data)

	Results	2024 Guidance

	2023	Low	High
Revenue
Labcorp Enterprise (1)(2)	$12.2	4.7%	6.5%
Diagnostics Laboratories (3)	$9.4	3.2%	4.8%
Biopharma Laboratory Services (4)	$2.8	5.5%	7.5%

Adjusted EPS	$13.56	$14.30	$15.40

Free Cash Flow from Cont. Ops(5)	$0.89	$1.00	$1.15

(1) 2024 Guidance includes an impact from foreign currency translation of 0.6%.
(2) Enterprise level revenue is presented net of intersegment transaction eliminations
(3) 2024 Guidance includes an impact from foreign currency translation of 0.1%
(4) 2024 Guidance includes an impact from foreign currency translation of 2.2%
(5) Free Cash Flow from continuing operations excluding spin-related items

Use of Adjusted Measures
The company has provided in this press release and accompanying tables “adjusted” financial information that has not been prepared in accordance with GAAP, including adjusted net income, adjusted EPS (or adjusted net income per share), adjusted operating income, adjusted operating margin, free cash flow, and certain segment information. The company believes these adjusted measures are useful to investors as a supplement to, but not as a substitute for, GAAP measures, in evaluating the company’s operational performance. The company further believes that the use of these non-GAAP financial measures provides an additional tool for investors in evaluating operating results and trends, and growth and shareholder returns, as well as in comparing the company’s financial results with the financial results of other companies. However, the company notes that these adjusted measures may be different from and not directly comparable to the measures presented by other companies. Reconciliations of these non-GAAP measures to the most comparable GAAP measures and an identification of the components that comprise "special items" used for certain adjusted financial information are included in the tables accompanying this press release.

The company today is providing an investor relations presentation with additional information on its business and operations, which is available in the investor relations section of the company's website at www.Labcorp.com. Analysts and investors are directed to the website to review this supplemental information.

A conference call discussing Labcorp's quarterly results will be held today at 9:00 a.m. ET and is available by registering at this link, which will provide a dial-in number and unique PIN to access the call. It is recommended that participants join 10 minutes prior to the start of the call, although participants may register and join at any time during the call. A live webcast of Labcorp’s quarterly conference call on Feb. 15, 2024, will be available at Labcorp Investor Relations website beginning at 9:00 a.m. ET. This webcast will be archived and accessible through Feb. 2, 2025.

About Labcorp
Labcorp (NYSE: LH) is a global leader of innovative and comprehensive laboratory services that helps doctors, hospitals, pharmaceutical companies, researchers and patients make clear and confident decisions. We provide insights and advance science to improve health and improve lives through our unparalleled diagnostics and drug development laboratory capabilities. The company’s more than 67,000 employees serve clients in over 100 countries, worked on over 84% of the new drugs approved by the FDA in 2023 and performed more than 600 million tests for patients around the world. Learn more about us at www.Labcorp.com.

Cautionary Statement Regarding Forward-Looking Statements
This press release contains forward-looking statements, including, but not limited to, statements with respect to (i) the estimated 2024 guidance and related assumptions, (ii) the recently completed spin-off of the company’s Clinical Development and Commercialization Services business, now Fortrea Holdings Inc.; (iii) the impact of various factors on operating and financial results, including the impact of the COVID-19 pandemic on the company's businesses, operating results, cash flows and/or financial condition, as well as global economic and market conditions, (iv) future business strategies, (v) expected savings, benefits and synergies from the LaunchPad initiative and from acquisitions and other strategic transactions and partnerships, and (vii) opportunities for future growth.

Each of the forward-looking statements is subject to change based on various important factors, many of which are beyond the company's control, including without limitation, (i) the failure to receive tax-free treatment with respect to the spin-off for U.S. federal income purposes; (ii) potential difficulties with employee retention; (iii) the trading price of the company's stock, competitive actions and other unforeseen changes and general uncertainties in the marketplace; (iv) changes in government regulations, including healthcare reform; (v) customer purchasing decisions, including changes in payer regulations or policies; (vi) other adverse actions of governmental and third-party payers; (vii) changes in testing guidelines or recommendations; (viii) federal, state, and local government responses to the COVID-19 pandemic; (ix) the impact of global geopolitical events; (x) the effect of public opinion on the company's reputation; (xi) adverse results in material litigation matters; (xii) the impact of changes in laws and regulations applicable to the company; (xiii) failure to maintain or develop customer relationships; (xiv) the company's ability to develop or acquire new products and adapt to technological changes; (xv) failure in information technology, systems, or data security; (xvi) the impact of potential losses under repurchase agreements; (xvii) adverse weather conditions; (xviii) the number of revenue days in a financial period; (xix) employee relations; (xx) personnel costs; (xxi) inflation; (xxii) increased competition; and (xxiii) the effect of exchange rate fluctuations. These factors, in some cases, have affected and in the future (together with other factors) could affect the company's ability to implement the company's business strategy, and actual results could differ materially from those suggested by these forward-looking statements. As a result, readers are cautioned not to place undue reliance on any of the forward-looking statements.

The company has no obligation to provide any updates to these forward-looking statements even if its expectations change. All forward-looking statements are expressly qualified in their entirety by this cautionary statement. Further information on potential factors, risks and uncertainties that could affect operating and financial results is included in the company's most recent Annual Report on Form 10-K and subsequent Forms 10-Q, including in each case under the heading RISK FACTORS, and in the company's other filings with the SEC. The information in this press release should be read in conjunction with a review of the company's filings with the SEC including the information in the company's most recent Annual Report on Form 10-K, and subsequent Forms 10-Q, under the heading “MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS”.

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- Tables to Follow -

LABORATORY CORPORATION OF AMERICA HOLDINGS AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in Millions, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2022	2023	2022
Revenues	$3,033.3	$2,929.8	$12,161.6	$11,863.9

Cost of revenues	2,211.9	2,131.7	8,796.7	8,155.0

Gross profit	821.4	798.1	3,364.9	3,708.9

Selling, general and administrative expenses	532.9	455.4	2,021.4	1,763.1
Amortization of intangibles and other assets	59.2	44.7	219.8	193.6
Goodwill and other asset impairments	333.8	260.5	349.0	261.7
Restructuring and other charges	18.3	9.0	49.1	54.0
Operating income	(122.8)	28.5	725.6	1,436.5

Other income (expense):
Interest expense	(48.8)	(49.1)	(199.6)	(179.8)
Investment income	6.2	1.3	28.8	7.5
Equity method income, net	0.1	(1.1)	(1.4)	5.4
Other, net	18.2	30.6	15.5	(32.2)

Earnings from continuing operations before income taxes	(147.1)	10.2	568.9	1,237.4

Provision (benefit) for income taxes	19.7	(26.9)	188.5	233.9

Earnings from continued operations	(166.8)	37.1	380.4	1,003.5
Earnings from discontinued operations, net of tax	—	39.3	38.8	277.1

Net earnings	(166.8)	76.4	419.2	1,280.6
Less: Net earnings attributable to the noncontrolling interest	(0.3)	(0.3)	(1.2)	(1.5)

Net earnings attributable to Laboratory Corporation of America Holdings	$(167.1)	$76.1	$418.0	$1,279.1

Basic earnings per common share:
Basic earnings per common share continuing operations	$(1.97)	$0.42	$4.35	$11.00
Basic earnings per common share discontinued operations	$—	$0.44	$0.45	$3.04
Basic earnings per common share	$(1.97)	$0.86	$4.80	$14.05

Diluted earnings per common share:
Diluted earnings per common share continuing operations	$(1.95)	$0.42	$4.33	$10.94
Diluted earnings per common share discontinued operations	$—	$0.44	$0.44	$3.03
Diluted earnings per common share	$(1.95)	$0.86	$4.77	$13.97

Weighted average basic shares outstanding	84.9	88.5	87.1	91.1

Weighted average diluted shares outstanding	85.5	89.0	87.6	91.6

LABORATORY CORPORATION OF AMERICA HOLDINGS AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in Millions)

	December 31, 2023	December 31, 2022
ASSETS

Current assets:
Cash and cash equivalents	$536.8	$320.6
Accounts receivable, net	1,913.3	1,785.5
Unbilled services	185.4	211.8
Supplies inventory	474.6	470.6
Prepaid expenses and other	655.3	610.4
Current assets of discontinued operations	—	1,226.1
Total current assets	3,765.4	4,625.0

Property, plant and equipment, net	2,911.8	2,794.1
Goodwill, net	6,142.5	6,123.7
Intangible assets, net	3,342.0	3,123.6
Joint venture partnerships and equity method investments	26.9	65.7
Deferred income taxes	—	6.4
Other assets, net	536.5	378.4
Long-term assets of discontinued operations	—	3,038.2
Total assets	$16,725.1	$20,155.1

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$827.5	$852.2
Accrued expenses and other	804.0	787.0
Unearned revenue	421.7	310.6
Short-term operating lease liabilities	165.8	163.8
Short-term finance lease liabilities	6.4	6.0
Short-term borrowings and current portion of long-term debt	999.8	301.3
Current liabilities of discontinued operations	—	657.6
Total current liabilities	3,225.2	3,078.5

Long-term debt, less current portion	4,054.7	5,038.8
Operating lease liabilities	648.9	652.9
Financing lease liabilities	78.6	83.6
Deferred income taxes and other tax liabilities	417.9	543.4
Other liabilities	409.3	401.1
Long-term liabilities of discontinued operations	—	241.3
Total liabilities	8,834.6	10,039.6

Commitments and contingent liabilities
Noncontrolling interest	15.5	18.9

Shareholders’ equity
Common stock, 83.9 and 88.2 shares outstanding at December 31, 2023 and 2022, respectively	7.7	8.1
Additional paid-in capital	38.4	—
Retained earnings	7,888.2	10,581.7
Accumulated other comprehensive loss	(59.3)	(493.2)
Total shareholders’ equity	7,875.0	10,096.6
Total liabilities and shareholders’ equity	$16,725.1	$20,155.1

LABORATORY CORPORATION OF AMERICA HOLDINGS AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in Millions)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2022	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$(166.8)	$76.4	$419.2	$1,280.6
Earnings from discontinued operations, net of tax	—	(39.3)	(38.8)	(277.1)
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	146.4	130.4	577.3	537.2
Stock compensation	27.0	23.6	128.7	116.8
Operating lease right-of-use asset expense	39.5	43.5	168.0	172.5
Goodwill and other asset impairments	333.8	260.5	349.0	261.7
Deferred income taxes	(59.9)	71.1	(78.1)	26.3
Other, net	35.0	23.0	38.9	23.0
Change in assets and liabilities (net of effects of acquisitions and divestitures):
(Increase) decrease in accounts receivable	69.8	(13.3)	(103.8)	46.5
(Increase) decrease in unbilled services	(74.9)	41.2	28.5	(23.4)
(Increase) decrease in inventory	(10.4)	2.0	(0.7)	(45.5)
(Increase) decrease in prepaid expenses and other	49.1	(191.4)	(25.8)	(244.1)
Increase (decrease) in accounts payable	146.2	172.8	(42.4)	285.4
Increase (decrease) in deferred revenue	54.8	40.2	105.5	67.8
Increase (decrease) in accrued expenses and other	(10.0)	(33.5)	(323.2)	(462.9)
Net cash provided by continuing operating activities	579.6	607.2	1,202.3	1,764.8
Net cash provided by discontinued operating activities	—	46.4	125.4	191.1
Net cash provided by operating activities	579.6	653.6	1,327.7	1,955.9
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(165.4)	(99.1)	(453.6)	(429.3)
Proceeds from sale of assets	0.3	0.2	0.6	1.4
Proceeds from sale or distribution of investments	—	4.5	6.7	5.2
Proceeds from exit from swaps	—	—	—	2.9
Proceeds from sale of business	—	1.6	—	1.6
Investments in equity affiliates	(8.9)	(11.3)	(29.0)	(17.4)
Acquisition of businesses, net of cash acquired	(154.8)	(150.4)	(671.5)	(1,164.0)
Net cash used in continuing investing activities	(328.8)	(254.5)	(1,146.8)	(1,599.6)
Net cash used in discontinued investing activities	—	(18.8)	(24.7)	(52.6)
Net cash used for investing activities	(330.6)	(273.3)	(1,171.5)	(1,652.2)
CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on senior notes	(300.0)	—	(300.0)	—
Proceeds from revolving credit facilities	519.7	787.4	2,488.2	787.4
Payments on revolving credit facilities	(609.3)	(787.4)	(2,488.2)	(787.4)
Net share settlement tax payments from issuance of stock to employees	(0.2)	(6.0)	(39.8)	(50.6)
Net proceeds from issuance of stock to employees	—	—	54.4	50.6
Dividends paid	(61.1)	(63.6)	(254.0)	(195.2)
Purchase of common stock	9.0	(300.0)	(1,000.0)	(1,100.0)
Other	(4.6)	(3.0)	(19.6)	(27.0)
Net cash used in continuing financing activities	(446.5)	(372.6)	(1,559.0)	(1,322.2)
Net cash provided by discontinued financing activities	—	—	1,499.7	—
Net cash used for financing activities	(446.5)	(372.6)	(59.3)	(1,322.2)
Effect of exchange rate changes on cash and cash equivalents	6.4	12.4	9.9	(24.2)
Net increase (decrease) in cash and cash equivalents	(191.1)	20.1	106.8	(1,042.7)
Cash and cash equivalents at beginning of period	727.9	409.9	430.0	1,472.7
Less cash and cash equivalents of discontinued operations at the end of the period	—	109.4	—	109.4
Cash and cash equivalents at end of period	$536.8	$320.6	$536.8	$320.6

LABORATORY CORPORATION OF AMERICA HOLDINGS
Condensed Combined Non-GAAP Adjusted Segment Information
(Dollars in Millions)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2022	2023	2022
Diagnostics Laboratories
Revenues	$2,346.9	$2,286.4	$9,415.1	$9,203.5

Adjusted Operating Income	$353.7	$387.0	$1,591.3	$2,025.5
Adjusted Operating Margin	15.1%	16.9%	16.9%	22.0%

Biopharma Laboratory Services
Revenues	$694.8	$648.8	$2,774.2	$2,697.3

Adjusted Operating Income	$109.0	$95.2	$396.3	$389.1
Adjusted Operating Margin	15.7%	14.7%	14.3%	14.4%

Consolidated
Revenues	$3,033.3	$2,929.8	$12,161.6	$11,863.9

Adjusted Segment Operating Income	$462.7	$482.2	$1,987.6	$2,414.6
Unallocated corporate expense	$(67.8)	$(69.6)	$(272.7)	$(242.0)
Consolidated Adjusted Operating Income	$394.9	$412.6	$1,714.9	$2,172.6
Adjusted Operating Margin	13.0%	14.1%	14.1%	18.3%

The consolidated revenue and adjusted segment operating income are presented net of intersegment transaction eliminations. Adjusted operating income and adjusted operating margin are non-GAAP measures. See the subsequent reconciliation of non-GAAP financial measures.

LABORATORY CORPORATION OF AMERICA HOLDINGS
Reconciliation of Non-GAAP Measures
(Dollars in millions, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2022	2023	2022

Adjusted Operating Income
Operating Income	$(122.8)	$28.5	$725.6	$1,436.5
Amortization of intangibles and other assets (a)	59.2	44.7	219.8	193.6
Restructuring and other charges (b)	18.3	9.0	49.1	54.0
Asset impairments (c)	333.8	260.5	349.0	261.7
Acquisition and disposition-related costs (d)	16.5	31.8	56.0	63.7
Spin off transaction costs (e)	22.6	3.5	94.1	6.5
COVID-19 related costs (f)	20.7	9.9	59.6	27.1
Other (g)	23.2	1.6	46.1	36.6
TSA reimbursement (h)	23.4	—	46.1	—
CDCS not included in discontinued operations (i)	—	23.1	69.5	92.9
Adjusted operating income	$394.9	$412.6	$1,714.9	$2,172.6

Adjusted Net Income
Net Income	$(167.1)	$76.1	$418.0	$1,279.1
Impact of adjustments to operating income	517.7	361.0	919.8	643.2
(Gains) / losses on venture fund investments, net (j)	3.4	0.7	4.8	12.0
TSA reimbursement (h)	(23.4)	—	(46.1)	—
Pension settlement (k)	—	(0.9)	10.8	3.1
Other	—	(1.8)	0.5	(2.1)
Income tax impact of adjustments (l)	(48.5)	(119.5)	(155.7)	(233.3)
Earnings from discontinued operations, net of tax (i)	—	(39.3)	(38.8)	(277.1)
CDCS not included in discontinued operations (i)	—	(4.8)	74.4	100.7
Adjusted net income	$282.1	$271.5	$1,187.7	$1,525.6

Weighted average diluted shares outstanding	85.5	89.0	87.6	91.6

Adjusted net income per share	$3.30	$3.05	$13.56	$16.66

(a)	Amortization of intangible assets acquired as part of business acquisitions.
(b)	Restructuring and other charges represent amounts incurred in connection with the elimination of redundant positions and facilities within the organization in connection with our LaunchPad initiatives, the Fortrea spin, and acquisitions or dispositions of businesses by the company.
(c)	Asset impairments relate primarily to goodwill within the early development reporting unit and other intangible assets deemed to be realizable.
(d)	Acquisition and disposition-related costs include due-diligence legal and advisory fees, retention bonuses, and other integration or disposition related activities.
(e)	The company incurred various costs to prepare for the spin-off of Fortrea and reorganization of the remaining Labcorp business.
(f)	Costs of incremental operating expenses incurred as a result of the COVID-19 pandemic.
(g)	Represents various non-operational items including litigation, launchpad system implementation costs and other miscellaneous adjustments.
(h)	Represents transition services fees charged to Fortrea related to administrative and IT systems support. The costs to provide these services are included in operating income but the service fees are included in other income.
(i)	These adjustments remove the impact of the CDCS business that was distributed to Labcorp shareholders as part of a tax-free spin on June 30, 2023.
(j)	The company makes investments in companies or investment funds developing promising technology related to its operations. The company recorded net gains and losses related to several distributions from venture funds, increases in the market value of investments, and impairments of other investments due to the underlying performance of the investments.
(k)	The company incurred a charge related to the US pension plan due to settlement of certain obligations to retired employees.
(l)	Income tax impact of adjustments calculated based on the tax rate applicable to each item.
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